Exhibit 23.2

August 27, 2007

United States Securities and
   Exchange Commission
Washington, DC  20549

Form S-3 Registration Statement-Investors Real Estate Trust

We consent to the incorporation directly or by reference in the Registration Statement of Investors Real Estate Trust, on Form S-3 of our Legality and Tax Matters opinion letters dated August 27, 2007.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

PRINGLE & HERIGSTAD, P.C.

By:	/s/ David J. Hogue
David J. Hogue